                                                                    EXHIBIT 12.1

                                THE PANTRY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                    Fiscal Year Ended                 13 Weeks Ended
                         -------------------------------------------- ---------------
                          Sept.    Sept.              Sept.    Sept.   Dec.    Dec.
                           29,      28,     Sept.      25,      24,    25,      24,
                          1994     1995    26, 1996   1997     1998    1997    1998
                         -------  -------  --------  -------  ------- ------  -------
Pretax (loss) income.... $  (181) $(3,639) $(10,778) $  (975) $ 4,673 $ (501) $ 1,397
Fixed Charges:
  Interest Expense......  12,047   13,241    11,992   13,039   28,946  5,817    8,912
  Amortization of
   deferred financing
   costs................     908    1,038     1,359    1,461    2,071    396      587
  Rental expense(1).....   2,183    2,253     2,709    2,901    7,919  1,399    2,829
                         -------  -------  --------  -------  ------- ------  -------
    Total fixed
     charges............ $15,138  $16,532  $ 16,060  $17,401  $38,936 $7,612  $12,328
                         -------  -------  --------  -------  ------- ------  -------
Earnings................ $14,957  $12,893  $  5,282  $16,426  $43,609 $7,111  $13,725
                         -------  -------  --------  -------  ------- ------  -------
Ratio (shortfall) of
 earnings to fixed
 charges................ $  (181) $(3,639) $(10,778) $  (975)    1.12 $ (501)    1.11
                         =======  =======  ========  =======  ======= ======  =======
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(1) One-third of rental expense related to operating leases representing an appropriate interest factor.